Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto contained elsewhere in this report. This discussion contains forward- looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this Annual Report on Form 10-K, our actual results may differ materially from those anticipated in these forward-looking statements. Please also refer to the section under heading “Special Note Regarding Forward-Looking Statements.”

The information for the years ended December 31, 2023 and 2022 are derived from Wentworth Management Services LLC’s audited consolidated financial statements and the notes thereto included elsewhere in this report.

Any reference to Binah Capital Group, Inc. refers to Binah Capital Group, Inc. and our consolidated subsidiaries on a forward-looking basis or as the context requires, to the historical results of Wentworth Management Services LLC. Any reference to “Wentworth Management Services LLC” refers to the entities comprising the Binah Capital Group, Inc. business prior to the consummation of the Business Combination.

Business Overview

The Company is a leading consolidator of retail wealth management businesses that owns and operates ten entities, four of which are broker-dealers, three of which are registered investment advisors, and three of which are insurance entities, that have over 1900 registered individuals working within the financial services industries.

The Company focuses on three critical areas comprised of the hybrid, independent and W2 business models to allow affiliated advisors to choose the operating model that works best for them and run their practices on their own terms. The Company’s platform adds to its flexibility by providing a variety of custody and clearing firm options to accommodate the unique business needs of advisors.

Our Sources of Revenue

Our revenue is derived primarily from fees and commissions from products and advisory services offered by our advisors to their clients, a substantial portion of which we pay out to our advisors.

Executive Summary

Financial Highlights

Results for the year ended December 31, 2023 included net income of approximately $571,000 and total revenue of approximately $168.0 million, which compares to net income and total revenue of $910,331 and approximately $178.0 million, respectively, for the year ended December 31, 2022.

Asset Trends

Total advisory and brokerage assets served were $23.9 billion at December 31, 2023, compared to $22.2 billion at December 31, 2022. Total net new assets were $(3.6) billion for the year ended December 31, 2023, compared to $1.6 billion for the same period in 2022.

Net new advisory assets were $(531) million for the year ended December 31, 2023, compared to $98 million in 2022. Advisory assets were $2.1 billion at December 31, 2023, which is consistent from the $2.1 billion at December 31, 2022.

Net new brokerage assets were $(3.1) billion for the year ended December 31, 2023, compared to $1.5 billion in 2022. Brokerage assets were $21.8 billion at December 31, 2023, up 8% from $20.1 billion at December 31, 2022.

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Gross Profit Trend

Gross profit, a non-GAAP financial measure, was $31.8 million for the year ended December 31, 2023, a decrease of 4% from $33.2 million for the year ended December 31, 2022. See the ”Key Performance Metrics and Non-GAAP Financial Measures” section for additional information on gross profit.

Key Performance Metrics and Non-GAAP Financial Measures

We focus on several key metrics in evaluating the success of our business relationships and our resulting financial position and operating performance. Our key metrics of Gross Profit and EBITDA are “non-GAAP financial measures.” Our management periodically uses certain “non-GAAP financial measures,” as such term is defined under the rules of the SEC, to supplement our financial information presented in accordance with U.S. GAAP and to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Management believes that the non-GAAP financial measures of Gross Profit and EBITDA provide investors and analysts useful insight into our financial position and operating performance. Any non-GAAP measure provided should be viewed in addition to, and not as an alternative to, the most directly comparable measure determined in accordance with U.S. GAAP. Further, the calculation of these non-GAAP financial measures may differ from the calculation of similarly titled financial measures presented by other companies and therefore may not be comparable among companies.

Gross profit is defined as total revenue less commissions paid to financial advisors and registered representatives and other fees that generate the revenue. We consider our gross profit amounts to be non-GAAP financial measures that may not be comparable to those of others in our industry. We believe that gross profit amounts can provide investors with useful insight into our core operating performance before other costs that are general and administrative in nature.

EBITDA is a non-GAAP financial measure defined as net income plus interest expense, provision for income taxes, and depreciation and amortization. The Company presents EBITDA because management believes that it can be a useful financial metric in understanding the Company’s earnings from operations. EBITDA is not a measure of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP.

A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measures appears below in the footnotes to the table of our key operating, business and financial metrics.

Our key operating, business and financial metrics are as follows:

	As of and for the Years Ended December 31,
Operating Metric (dollars in billions)	2023	2022
Advisory and Brokerage Assets
Brokerage assets	$21.8	$20.1
Advisory assets	2.1	2.1
Total Advisory and Brokerage Assets	$23.9	$22.2

Net New Assets
Net new brokerage assets	$(3.1)	$1.5
Net new advisory assets	(0.5)	0.1
Total Net New Assets	$(3.6)	$1.6

Financial Metrics (dollars in millions)
Total revenue	$168.0	$178.8
Net income	$0.6	$0.9
Non-GAAP Financial Metrics (dollars in millions)
Gross Profit(1)	$31.8	$33.2
EBITDA(2)	$6.8	$6.3

(1)	Gross profit is a non-GAAP financial measure defined as total revenue less commissions paid to financial advisors and registered representatives and other fees that generate the revenue. We consider our gross profit amounts to be non-GAAP financial measures that may not be comparable to those of others in our industry. We believe that gross profit amounts can provide investors with useful insight into our core operating performance before other costs that are general and administrative in nature. Below is a calculation of gross profit for the periods presented (in millions):

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	As of and for the Years Ended December 31,
Gross Profit	2023	2022
Total revenue	$168.0	$178.8
Commission and fees	136.2	145.7
Gross Profit	$31.8	$33.2

(2)	EBITDA is a non-GAAP financial measure defined as net income plus interest expense, provision for income taxes, and depreciation and amortization. The Company presents EBITDA because management believes that it can be a useful financial metric in understanding the Company’s earnings from operations. EBITDA is not a measure of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP. Below is a reconciliation of net income to EBITDA for the periods presented (in millions):

	As of and for the Years Ended December 31,
EBITDA Reconciliation	2023	2022
Net income	$0.6	$0.9
Interest expense	5.1	3.3
(Benefit) Provision for income taxes	(0.1)	0.6
Depreciation and amortization	1.2	1.5
EBITDA	$6.8	$6.3

Economic Overview and Impact of Financial Market Events

Our business is directly and indirectly sensitive to several macroeconomic factors and the state of the United States financial markets.

According to the most recent estimate from the U.S. Bureau of Economic Analysis, the U.S. economy grew 2.5% in 2023, and at an annualized pace of 3.3% in the fourth quarter of 2023 after growing at an annualized pace of 4.9% in the third quarter of 2023. Although inflation, rising interest rates and volatile global markets were all headwinds the U.S. economy added roughly 494,000 jobs in the fourth quarter of 2023, while the unemployment rate averaged 3.7% in the fourth quarter of 2023, up slightly from the average in the prior quarter.

Our business is also sensitive to current and expected short-term interest rates, which are largely driven by Fed policy. During the fourth quarter of 2023, Fed policymakers maintained the target range for the federal funds rate to 5.25% to 5.50%.

Please consult the Factors Affecting Our Financial Condition and Results of Operations, including those described in the section of this proxy statement/prospectus titled “Risk Factors.”

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Currently, we conduct business through one operating segment. The consolidated financial statements have been prepared assuming that we will continue as a going concern. See Note 1 in the accompanying consolidated financial statements for further details.

Results of Operations

The following presents an analysis of our results of operations for the years ended December 31, 2023 and 2022 (in thousands):

	For the years ended December 31,
	2023	2022	% Change
Revenues:
Revenue from Contracts with Customers:
Commissions	138,191	149,297	(7.4)%
Advisory Fees	21,668	23,107	(6.2)%
Total Revenue from Contracts with Customers	159,859	172,404
Interest and other income	8,096	6,446	(25.6)%
Total revenues	167,955	178,850	(6.1)%

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	For the years ended December 31,
Expenses:	2023	2022
Commissions and fees	136,169	145,651	(6.5)%
Employee compensation and benefits	13,385	14,227	(5.9)%
Rent and occupancy	1,189	950	25.2%
Professional fees	4,709	6,077	(22.5)%
Technology fees	2,457	1,892	29.9%
Interest	5,119	3,318	54.3%
Depreciation and amortization	1,216	1,523	(20.1)%
Other	3,225	3,721	(13.5)%

Total expenses	167,469	177,359	(5.6)%

Income before provision for income taxes	486	1,491	(66.9)%

(Benefit) Provision for income taxes	(85)	580	(15.8)%

Net income	$571	$911	(99.4)%

Revenues

Wentworth’s primary source of revenue is from fees and commissions from products and advisory services offered by our advisors to their clients, a substantial portion of which we pay out to our advisors. We also generate interest income in accordance with our agreements with our clearing partners. In accordance with ASC 606, Revenue from Contracts with Customers, we record revenue when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Revenues are analyzed to determine whether the Company is the principal (i.e., reports revenues on a gross basis) or agent (i.e., reports revenues on a net basis) in the contract. Principal or agent designations depend primarily on the control an entity has over the product or service before control is transferred to a customer. The indicators of which party exercises control include primary responsibility over performance obligations, inventory risk before the good or service is transferred and discretion in establishing the price.

Commissions

Commission revenues represent sales commissions generated by advisors for their clients’ purchases and sales of securities on exchanges and over-the-counter, as well as purchases of other investment products.

The Company generates two types of commission revenues: sales-based commissions that are recognized at the point of sale on the trade date and trailing commissions that are recognized over time as earned. Sales-based commission revenues vary by investment product and are recognized on the trade date or the transaction date, which represents the completion of the Company’s performance obligation because that is when the underlying financial instrument or purchaser is identified, the pricing is agreed upon, and the risks and rewards of ownership have been transferred to/from the customer at a point in time. The rates at which commissions are charged to the customers range from 1% to 7% based on the investment product. Trailing commission revenues which are preliminarily related to the sales of mutual funds and variable annuities held by clients of the Company’s advisors are generally based on a percentage of the current market value of clients’ investment holdings in trail-eligible assets, and are recognized over the time the client owns the investment or holds the contract and is generally based on a fixed rate applied, generally twenty-five to fifty basis points (25-50 bps) of the current market value of the clients’ holdings. Trailing commissions are generally received monthly or quarterly. The ongoing revenue is not recognized at the time of sale because it is variably constrained due to factors outside the Company’s control including market volatility and the client’s investment hold period and the Company does not believe that it can overcome such constraints until the market value of the fund and the investor activities are known. The revenues will not be recognized until it is probable that a significant reversal will not occur.

The Company is principal for the commission revenue, as it is responsible for the execution of the clients’ purchases and sales and maintains relationships with the product sponsors. Advisors assist the Company in performing it obligations. Accordingly, total commission revenue is reported on a gross basis. See Note 4 — Revenues From Contracts with Customers within the notes to the audited consolidated financial statements for the years ended December 31, 2023, and 2022 for further details regarding our commission revenue by product category.

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The following table sets forth the components of our commission revenue for years December 31, 2023 and 2022 (in thousands):

	For the years ended December 31,
	2022	2022	$ Change	% Change
Sales-based	$74,525	$83,988	(9,463)	(11.3)%
Trailing	85,334	88,416	(3,082)	(3.5)%
Total commission revenue	$159,859	$172,404	(12,545)	(7.3)%

Sales based revenue decreased by approximately $9.5 million or 11% year ended December 31, 2023 as compared to 2022. Trailing based revenue decreased by approximately $3.1 million of 3% for the year ended December 31, 2023 as compared to 2022. The decrease in sales based revenue for the year ended December 31, 2023 as compared to 2022 is attributable to a decrease in the generation of transactional based products. The decrease in the trailing based revenues is primarily due to volatility driven declines in trail eligible assets.

Commission revenue is generated from brokerage assets. The following tables summarizes the brokerage assets for the years ended December 31, 2023 and 2022 (in billions):

	Years Ended
	December 31,
	2023	2022
Brokerage Assets	21.8	20.1

Included in the brokerage assets above are trail-eligible assets as follows:

	Years Ended
	December 31,
	2023	2022
Trail-Eligible Assets	14.8	13.9

The following table summarizes activity impacting brokerage assets for the years ended:

	Years Ended
	December 31,
	2023	2022
Balance – Beginning of period	20.1	23.1
Net new brokerage assets(1)	(3.1)	1.5
Market impact(2)	4.8	(4.5)
Balance – End of period	21.8	20.1

(1)	Net new brokerage assets consist of total client deposits less client withdrawals from brokerage accounts, plus dividends, plus interest.

(2)	Market impact is the difference between the beginning and ending asset balances less the net new asset amounts, representing the implied growth or decline in asset balances due to market change over the same period of time.

Advisory Fees

Advisory fees represent fees charged to advisors’ clients’ accounts on the Company’s corporate advisory platform. The Company provides ongoing investment advice, brokerage and execution services on transactions, and performs administrative services for these accounts. These fees are recognized ratably over time to match the continued delivery of the performance obligations to the client over the life of the contract. The advisory fees generated from the Company’s corporate advisory platform are based on a percentage of the market value of the eligible assets in the clients’ advisory accounts.

Advisory fees decreased by approximately 2% for the year ended December 31, 2023 as compared to December 31, 2022, due to a net outflow of advisory assets.

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The following tables summarizes the advisory assets for the years ended December 31, 2023 and 2022 (in millions):

	December 31,
	2023	2022
Advisory Assets	2,087	2,129

The following table summarizes activity impacting advisory assets for the years ended:

	Years Ended
	December 31,
	2023	2022
Balance – Beginning of period	2,129	2,518
Net new advisory assets(1)	(531)	98
Market impact(2)	489	(487)
Balance – End of period	2,087	2,129

(1)	Net new advisory assets consist of total client deposits less client withdrawals from custodial accounts, plus dividends, plus interest, minus advisory fees.

(2)	Market impact is the difference between the beginning and ending asset balances less the net new asset amounts, representing the implied growth or decline in asset balances due to market change over the same period of time.

Interest and other income

Interest income includes amounts earned on balances held at the Company’s clearing brokers related to cash balances and margin balances. The Company’s clearing agreements include provisions that provide for a sharing of the interest income earned on such balances with the clearing brokers. The rate varies based on the clearing broker.

Other income primarily includes amounts earned by the Company related to marketing and incentives earned from the sales of certain investment products by the financial advisors to its clients, primarily alternative investments, as well as sponsorship income.

The growth in interest and other income for the year ended December 31, 2023, compared to 2022 is primarily related to an increase in interest rates and an increase in marketing revenue from alternative investments, and an increase in sponsorship revenue.

Operating Expenses

Commissions and Fees

Commissions and fees primarily consist of commissions paid to the financial advisors, technology costs associated with the platform for which the financial advisors operate their business, insurance costs and regulatory costs. Certain of the technology, insurance and regulatory costs are passed through to the financial advisors and any excess costs are included as fees within commissions and fees. The commissions and fees paid to the financial advisors are based on the advisory and commission revenue earned on each client’s account. The payout amount is production based, which is the gross revenue produced by the financial advisor, and varies based on the level of such production ranging from 50% to 95% of the revenue generated. The production levels begin at gross revenue of $15,000 up to $4,000,000 and up, and the payout rate starts at 50% and increases to a top payout rate of 94% for annual production of $4,000,000 and up.

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The following table sets forth our payout rate, which is a statistical or operating measure and monitored to review that such costs of revenue remain consistent on a period over period basis:

	For the years ended December 31,
	2023	2022	Change
Payout range	77.96%	75.48%	2.49%

For the year ended December 31, 2023, the payout rate increased as compared to 2022 as a result of the addition of a team of financial advisors whose payout percentages range from 90-94%.

Employee compensation and benefits

Employee compensation and benefits includes salaries, wages, benefits and related taxes for our employees.

Employee compensation and benefits for the year ended December 31, 2023 decreased by $0.8 million which is directly related to the decrease in headcount of approximately 6%.

Rent and occupancy

Rent and occupancy increased by $0.2 million for the year ended December 31, 2023 compared to 2022 relating to a new lease agreement entered into by World Equity Group, Inc.

Professional fees

Professional fees includes costs incurred related to legal and accounting services. Professional fees for the year ended December 31, 2023 as compared to 2022 decreased by $1.4 million, respectively, which is related to decrease in tax and audit costs related to the preparation and audit of the financial statements required to be included in the initial proxy and registration statements filed with the SEC.

Technology fees

Technology fees primarily represent infrastructure costs that support the Company’s technology and communications costs. Technology fees increased by $0.6 million for the year ended December 31, 2023 as compared to 2022.

Interest expense

Interest expense primarily includes interest associated with the Company’s credit facility and other debt obligations. Interest expense increased by $1.8 million for the year ended December 31, 2023 as compared to 2022 resulting from an increase in the interest rate of the credit facility.

Depreciation and amortization

Depreciation and amortization relates to the use of property, equipment and leasehold improvements. Amortization also includes the amortization related to certain intangible assets.

Other expense

Other expense includes insurance, travel-related expenses, office expenses, marketing and other miscellaneous expenses.

Provision for Income Taxes

Our effective income tax rate was (17.49)% and 11.35% for the years ended December 31, 2023 and 2022, respectively. The decrease in our effective tax rate was related to the change in deferred adjustments.

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Liquidity and capital resources

We have established liquidity policies intended to support the execution of strategic initiatives, while meeting regulatory capital requirements and maintaining ongoing and sufficient liquidity. We believe liquidity is of critical importance to the Company and, in particular, to our broker-dealer subsidiaries, PKSI, CLS, MSI and WEG. The objective of our policies is to ensure that we can meet our strategic, operational and regulatory liquidity and capital requirements under both normal operating conditions and under periods of stress in the financial markets.

Parent Company Liquidity

Wentworth Management Services LLC (the “Parent”), the direct holding company of our operating subsidiaries, considers its primary sources of liquidity to be dividends and management fees from our operating subsidiaries.

Sources of Liquidity

As of December 31, 2023, we had $20.82 million outstanding under our Senior Credit Facility with Oak Street Funding, LLC, net of debt issuance costs. The associated debt facilities are as follows:

Oak Street Funding, LLC

On April 2, 2020, the Company entered into a Credit Agreement (the “Credit Agreement”) with Oak Street Funding LLC (“Oak Street”) in the amount of $25 million. This note payable bears interest at the prime rate (“Prime”) (8.50% as of December 31, 2023) plus 2.25% and has a 10-year term and a 3-month interest only repayment provision. As of December 31, 2023 and 2022, the outstanding balance of the Oak Street note, net of unamortized debt issuance costs was $17.6 million and $19.5 million, respectively.

On April 25, 2021, the Company entered into an additional promissory note with Oak Street in the amount of $4.1 million related to the acquisition of WEG (“WEG Note”). This note payable bears interest at Prime plus 2.25% and has a 10-year term. As of December 31, 2023 and 2022, the outstanding balance of this note, net of unamortized debt issuance costs was $3.2 million and $3.4 million, respectively.

Under the Oak Street notes, the Company is subject to certain covenants as defined in the agreements. As of December 31, 2022 and March 31, 2023, the Company did not meet a certain debt service coverage ratio and subsequently obtained a waiver from Oak Street for such covenant violations. For the period from April 1, 2023 to December 31, 2023, the Company was in compliance with all financial related covenants.

The minimum calendar year payments and maturities of the Oak Street notes as of December 31, 2023 were as follows (in thousands):

2024	$2,418
2025	2,702
2026	3,012
2027	3,357
2028	3,739
Thereafter	6,239
Total	$21,467

Other promissory notes

On November 30, 2017, WMS issued subordinated promissory notes in the aggregate principal amount of approximately $3.6 million to certain sellers in connection with the acquisition of the PKSH Entities. These notes had a maturity date of May 17, 2023 and accrued interest at a rate of 10% annually. The interest on these notes has continued to accrue until such time as these notes are paid.

Contingent consideration subordinated promissory notes

Additionally, in connection with the acquisition of the PKSH Entities, the Company agreed to pay contingent consideration in the amount of $5.0 million to certain sellers. The conditions related to this contingency were met on November 30, 2018, and thus the notes have been issued to the sellers. These subordinated promissory notes had a maturity date of May 30, 2023, and accrued interest at a rate of 10% annually. The interest on these notes has continued to accrue until such time as these notes are paid.

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As of December 31, 2023 and 2022, the amount of principal and accrued interest related to these promissory notes were approximately $12.2 million and $11.6 million, respectively. Related interest expense was approximately $0.9 million for each of the years ended December 31, 2023 and 2022.

Other commitments

Other commitments include amounts due to members of Wentworth related to promissory notes entered into between certain members and Wentworth to provide for working capital. The outstanding balance of these promissory notes as of December 31, 2023, and December 31, 2022 are $5.2 million and $4.7 million, respectively.

Cash Flows

The following table sets forth a summary of cash flows for the years ended December 31, 2023 and 2022:

(in thousands)	2023	2022
Net cash provided by operating activities	$2,553	$5,362
Net cash used in investing activities	(80)	(327)
Net cash used in financial activities	(2,701)	(4,510)
Net change in cash flows	$(228)	$526

Cash Flows from Operating Activities.  Net provided by operating activities was $2.5 million for the year ended December 31, 2023 compared to $5.3 million for the year ended December 31 2022, representing a decrease of $2.8 million or 52%. The decrease was primarily attributable to the decrease in commissions receivable offset by decreases in commissions payable.

Cash Flows from Investing Activities.  Net cash used in investing activities was $0.08 million for the year ended December 31, 2023 compared to $0.33 million for the year ended December 31, 2022. The decrease was primarily related to the decrease in the purchases of property and equipment.

Cash Flows from Financing Activities.  Net cash used in financing activities was $2.7 million for the year ended December 31, 2023 compared to cash used in financing activities of $4.5 million for the year ended December 31, 2022. The decrease is primarily related to the decrease in the distribution of capital during the year ended December 31, 2023.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of December 31, 2023:

	Payments Due by period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Contractual obligations	(in thousands)
Long-term debt obligations(1)	$21,467	$2,418	$9,071	$9,815	$163
Interest payments	7,158	1,901	4,112	1,142	3
Promissory notes – affiliates(2)	12,177	12,177	—	—	—
Due to member(4)	5,169	5,169	—	—	—
Operating lease obligations(3)	4,501	535	1,662	1,764	540
	$50,473	$22,200	$14,845	$12,721	$706

(1)	Represents principal obligations related to the Oak Street credit facility that was entered into during the years ended December 31, 2020 and 2021.

(2)	Represents the obligations under the amounts due to certain sellers of the PKSH entities. The amount includes accrued interest as of December 31, 2023 and the notes matured in May 2023.

(3)	Represents future minimum lease payments as of December 31, 2023, under non-cancelable office leases.

(4)	Represents amounts due to WMS members which are payable on demand.

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Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates are based on the Company’s knowledge of current events and actions the Company may undertake in the future, actual results could differ from those estimates and assumptions.

Revenue Recognition

Revenues from contracts with customers are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Management exercises judgment in determining whether the Company is the principal (i.e., reports revenues on a gross basis) or agent (i.e., reports revenue on a net basis). For additional information see Note 4 in the consolidated financial statements as of and for the years ended December 31, 2023 and 2022.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets are tested annually for impairment or if certain events occur indicating that the carrying amounts may be impaired. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, we determine it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the two-step impairment test is not required. However, if we conclude otherwise, we are then required to perform the first step of the two-step impairment test. Goodwill impairment is determined by comparing the estimated fair value of a reporting unit with its respective carrying value. If the estimated fair value exceeds the carrying value, goodwill at the reporting unit level is not deemed to be impaired. If the estimated fair value is below carrying value, however, further analysis is required to determine the amount of the impairment. Additionally, if the carrying value of a reporting unit is zero or a negative value and it is determined that it is more likely than not the goodwill is impaired, further analysis is required. The estimated fair values of the reporting units are derived based on valuation techniques we believe market participants would use for each of the reporting units.

We performed our goodwill impairment test as of and for the years ended December 31, 2023, and 2022. The estimated fair value of the reporting units were determined using the market approach for each reporting unit, relying specifically on the guideline public company method. Our guideline public company method incorporates revenue and earnings multiples from publicly traded companies with operations and other characteristics similar to each reporting unit. As a result of the 2023 and 2022 annual impairment tests, the fair value of the reporting units was 257% and 266% greater than its carrying value, respectively. Since there have been no events or circumstances which indicated that it was more likely than not the fair value of the reporting units were below their carrying amount, interim goodwill tests were not considered necessary.

The goodwill impairment test requires us to make judgments in determining what assumptions to use in the calculation. Assumptions, judgments, and estimates about future cash flows and discount rates are complex and often subjective. They can be affected by a variety of factors, including, among others, economic trends and market conditions, changes in revenue growth trends or business strategies, unanticipated competition, discount rates, technology, or government regulations. In assessing the fair value of our reporting units, the volatile nature of the securities markets and industry requires us to consider the business and market cycle and assess the stage of the cycle in estimating the timing and extent of future cash flows. In addition to discounted cash flows, we consider other information, such as public market comparable and multiples of recent mergers and acquisitions of similar businesses. Although we believe the assumptions, judgments, and estimates we have made in the past have been reasonable and appropriate, different assumptions, judgments, and estimates could materially affect our reported financial results.

Intangible assets that are deemed to have definite lives are amortized over their useful lives, generally ranging from 5 to 10 years. They are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated undiscounted future cash flows expected to be generated. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value.

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Contingent Liabilities

The Company recognizes liabilities for contingencies when there is an exposure that, when fully analyzed, indicates potential losses become probable and can be reasonably estimated. Whether a potential loss is probable and can be reasonably estimated is based on currently available information and is subject to significant judgment, a variety of assumptions and uncertainties.

When a potential loss is probable and the loss or range of loss can be estimated, the Company will accrue the most likely amount within that range. No liability is recognized for those matters which, in management’s judgment, the determination of a reasonable estimate of potential loss is not possible, or for which a potential loss is not determined to be probable.

Recently Issued Accounting Pronouncements

Refer to Note 3 - Summary of Significant Accounting Policies, within the notes to the consolidated financial statements for a discussion

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